Exhibit 99.1

inContact Reports First Quarter 2011 Financial Results

Quarterly Highlights Include Significant Incremental Software Revenue and

Strong Q1 2011 Bookings

SALT LAKE CITY – May 5, 2011 – inContact, Inc. (NASDAQ: SAAS), the leading provider of on-demand contact center software and contact center agent optimization tools, today reported financial results for the first quarter ended March 31, 2011.

“In the first quarter, we achieved approximately $600,000 in sequential software revenue growth, largely as a result of our strategic investments in sales and marketing that began in Q2 of last year,” said Paul Jarman, inContact CEO. “Our record Q3 2010 contract bookings significantly impacted the incremental Q1 2011 revenues.

“In first quarter, we closed 42 contracts, of which 29 were new contracts and 13 were up sells in existing accounts. Our first quarter bookings were the largest for any first quarter in the Company’s history. In fact, the Q1 2011 bookings were approximately 91% higher than in Q1 2010. We continue to close larger contracts, as illustrated by the four Fortune or Global 500 customers recently announced, and we have moved into Q2 with the strongest sales funnel in inContact history. The incremental software revenues, record comparative Q1 bookings and enterprise customer contract wins confirm our leadership position and strengthen our high level of confidence regarding the continued acceleration of our year-over-year quarterly software revenue growth rate.”

Revenue

Software segment revenue totaled $9.3 million for the quarter ended March 31, 2011, an increase of 12% from Q1 2010 and an increase of 7% from $8.8 million in Q4 2010. Software segment revenue includes all recurring revenue related to the delivery of our software applications, plus the associated professional services and setup fees.

Consolidated revenue for the quarter ended March 31, 2011 was $21.3 million versus $21.1 million for the same period in 2010. This reflects an increase of $1.0 million in Software segment revenue which was partially offset by a decrease of $790,000 in Telecom segment revenue due to anticipated attrition of our Telecom-only customers as we focus our efforts on our inContact suite.

Gross Profit and Gross Margin

Year-over-year Software segment gross profit remained relatively flat due to increased depreciation and amortization related to capitalized software development. Furthermore, the Company made proactive investments to service international and larger customers. Software segment gross margin, excluding non-cash charges was 73% for the quarter.

In the first quarter, consolidated gross margin was 42% compared to 44% for the same period in 2010, which reflects the Software segment investments mentioned above, as well as a one-time Telecom segment charge.

Net (Loss) Income

Net loss for the quarter ended March 31, 2011 was $1.0 million, or ($0.03) per share, as compared to a net income of $1.5 million or $0.04 per share for the same period in 2010. This decrease in net results is primarily due to execution of our revenue growth and product leadership strategies. In addition to the Software segment investments mentioned above, investments in sales and marketing increased by approximately $1.0 million and product development by approximately $250,000.

EBITDAS

Earnings before interest, taxes, depreciation and amortization and stock-based compensation (“EBITDAS”) for the first quarter was $1.0 million versus $3.1 million during the same period in 2010. Our decrease in EBITDAS is primarily due to the investments impacting gross profit and net results mentioned above. EBITDAS is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below). Q1 2011 represents the 11th consecutive quarter of positive EBITDAS.

Jarman concluded, “Our Q1 performance marks the fourth consecutive quarter of strong bookings as well as our second consecutive quarter of strong software revenue growth. We are benefitting from the ongoing trend of large enterprise companies selecting the cloud as their customer service delivery platform of choice. We are continuing to grow our customer base in target market segments, and we are bringing significant innovation to the marketplace. As a result, we are confident inContact will continue to strengthen its leadership position in the cloud-based call center market and anticipate a continued strong 2011.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our first quarter 2011 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-800-894-5910

International: +1-785-424-1052

Conference ID#: 7INCONTACT

An audio file of the call will be available after May 9, 2011 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until May 12, 2011:

Toll-free replay number: 1-877-870-5176

International replay number: +1-858-384-5517

Replay Pin Number: 12323

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$10,223	$10,321
Restricted cash	246	246
Accounts and other receivables, net of allowance for uncollectible accounts of $634 and $749, respectively	9,676	9,303
Other current assets	2,759	2,293

Total current assets	22,904	22,163

Property and equipment, net	13,715	12,041
Intangible assets, net	1,801	1,938
Goodwill	4,086	4,073
Other assets	314	370

Total assets	$42,820	$40,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$7,861	$7,295
Accrued liabilities	2,620	2,079
Accrued commissions	997	1,058
Current portion of deferred revenue	1,034	898
Current portion of long-term debt and capital lease obligations	1,761	1,334
Warrant liability	196	246

Total current liabilities	14,469	12,910

Long-term debt and capital lease obligations	9,944	8,653
Deferred rent	258	286
Deferred revenue	93	34

Total liabilities	24,764	21,883

Total stockholders’ equity	18,056	18,702

Total liabilities and stockholders’ equity	$42,820	$40,585

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited)

(in thousands except per share data)

	Three months ended March 31,
	2011	2010
Revenue:
Software	$9,334	$8,330
Telecom	12,001	12,791

Total revenue	21,335	21,121

Costs of Revenue:
Software	3,590	2,722
Telecom	8,898	9,116

Total costs of revenue	12,488	11,838

Gross Profit	8,847	9,283

Operating expenses:
Selling and marketing	5,210	4,135
Research and development	1,400	1,128
General and administrative	3,129	2,619

Total operating expenses	9,739	7,882

(Loss) income from operations	(892)	1,401
Other income (expense):
Interest expense	(132)	(69)
Change in fair value of warrants	50	184
Other expense	(13)	—

Total other (expense) income	(95)	115

(Loss) income before income taxes	(987)	1,516
Income tax expense	(15)	(14)

Net (loss) income	$(1,002)	$1,502

Net (loss) income per common share:
Basic	$(0.03)	$0.04
Diluted	$(0.03)	$0.04

Weighted average common shares outstanding:
Basic	36,121	34,823
Diluted	36,121	35,993

SEGMENT REPORTING

We operate under two business segments: Software and Telecom. The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The Telecom segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect”. Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the quarters ended March 31, 2011 and 2010 were as follows (in thousands):

	Quarter Ended March 31, 2011
	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$9,334	$12,001	$21,335
Costs of revenue	3,590	8,898	12,488

Gross profit	5,744	3,103	8,847
Gross margin	62%	26%	42%

Operating expenses:
Direct selling and marketing	4,149	754	4,903
Direct research and development	1,239	—	1,239
Indirect	2,844	753	3,597

(Loss) income from operations	$(2,488)	$1,596	$(892)

	Quarter Ended March 31, 2010
	Software	Telecom	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$8,330	$12,791	$21,121
Costs of revenue	2,722	9,116	11,838

Gross profit	5,608	3,675	9,283
Gross margin	67%	29%	44%
Operating expenses:
Direct selling and marketing	2,936	964	3,900
Direct research and development	966	—	966
Indirect	2,184	832	3,016

(Loss) income from operations	$(478)	$1,879	$1,401

RECONCILIATION of NON-GAAP MEASURES:

“EBITDAS,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, and Stock-Based Compensation and Software Segment Gross Margin excluding non-cash charges, which is calculated as Software Segment gross margin before deductions for Depreciation and Amortization and Stock-Based Compensation, are not measures of financial performance under generally accepted accounting principles (GAAP). EBITDAS and Software Segment Gross Margin excluding non-cash charges are provided for the use of the reader in understanding our operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of EBITDAS to Net (loss) income applicable to common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Quarter ended March 31,
	2011	2010
Net (loss) income	$(1,002)	$1,502

Depreciation and amortization	1,581	1,329
Stock-based compensation	263	218
Interest income and expense, net	132	69
Income tax expense	15	14

EBITDAS	$989	$3,132

Reconciliation of Software Segment Gross Margin, excluding non-cash charges to

Software Segment Gross Margin as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Quarter ended March 31, 2011
	Gross Profit	Gross Margin
Software segment gross profit and margin	$5,744	62%

Depreciation and amortization	979	10%
Stock-based compensation	54	1%

Software segment gross profit and margin, excluding non-cash charges	$6,777	73%

About inContact

inContact (NASDAQ: SAAS) helps contact centers around the globe create profitable customer experiences through its powerful portfolio of cloud-based contact center software solutions. The company’s services and solutions enable contact centers to operate more efficiently, optimize the cost and quality of every customer interaction, create new pathways to profit and ensure ongoing customer-centric business improvement and growth. To learn more, visit www.inContact.com.

Contacts:

Investor Contact: Neal Feagans Feagans Consulting 303-449-1184	General Contact: Heather Hurst Communications Director 866-698-8911 heather.hurst@inContact.com

inContact® is the registered trademark of inContact, Inc.